Exhibit 99.1

Acorn Energy Announces Preliminary Revenue;
Updates 2010 Guidance
Acorn Energy third quarter revenue jumps 63%; CoaLogix new facility opens in North Carolina

Montchanin, DE - October 20, 2010 - Acorn Energy (ACFN:NASDAQ) an energy technology holding company today announced preliminary unaudited consolidated revenue for the third quarter of 2010 of $10.5 million, up 63% compared to third quarter 2009 revenue. Revenue for the first nine months of 2010 of $27.5 million, increased 21% compared to 2009 revenue of $22.7 million.

Highlights of 2010 Revenues (unaudited)
•	CoaLogix third quarter revenue up 94% to $5.5 million in 2010 versus $2.8 million in the third quarter of 2009
•	CoaLogix nine month revenue up 16% to $14.8 million in 2010 versus $12.8 million in 2009
•	DSIT third quarter revenue up 41% to $3.2 million in 2010 versus $2.3 million in the third quarter of 2009
•	DSIT nine month revenue up 33% to $8.6 million in 2010 versus $6.5 million in 2009
•	Coreworx third quarter revenue down 21% to $1.1 million in 2010 versus $1.4 million in the third quarter of 2009
•	Coreworx nine month revenue of $2.8 million was down 21% in 2010 versus $3.5 million in 2009

The Company will provide complete results for the three and nine month period ending September 30, 2010 in its earnings press release on or about November 9, 2010.

Guidance for 2010

Earlier in the year Acorn provided guidance of a minimum of $48 million in revenue for the Acorn group. The company is revising that guidance to a revenue range of $40 to $44 million for 2010, primarily because of delays in contract processing as well as contract awards for Coreworx and GridSense

Review Summary

CoaLogix commenced operations in its new plant in North Carolina in the middle of the third quarter and increased revenue for this period. In the fourth quarter revenue is expected to exceed the third quarter by 40 to 50 percent.

DSIT’s business continues to expand briskly and we expect acceleration in the fourth quarter, as the demand for DSIT products increases and pipeline leads materialize.

Coreworx’ ability to project conversion of potential pipeline business into contracts continues to be hampered by delays in energy plant projects. Nuclear upgrades and new plants for the expected renaissance of U.S. nuclear power are progressing much slower than expected and the weak recovery from the worldwide recession is delaying the starts of many projects. In the earlier yearly guidance for Acorn, the contribution from Coreworx was projected to be $9.1 million for the year. The revised guidance for Coreworx anticipates revenue significantly less than our initial projection, but a modest increase over 2009’s revenue of $4.0 million. We believe this to be an achievable figure, but one that may be affected by ongoing delays in energy plant projects.

GridSense will report about $1.1 million of revenue since our acquisition of them in May 2010 and approximately $0.6 million of revenue in the third quarter of 2010. We expect GridSense fourth quarter revenue to surpass third quarter revenue due to recently received orders.

US Sensor Systems is progressing very well. Revenue since Acorn’s effective acquisition in February 2010 is approximately $190,000 of which approximately $160,000 was in the third quarter. We expect US Sensor Systems fourth quarter revenue to surpass third quarter revenuedue to recently received orders. While it is a small contribution in absolute dollars, Acorn is pleased with the rate of growth and excited about the future prospects for this startup.

About Acorn Energy

Acorn Energy, Inc. (NASDAQ: ACFN) is a publicly-traded holding company with equity interests in CoaLogix, Coreworx, DSIT, GridSense and US Sensor Systems Inc. These companies leverage advanced technologies to transform and upgrade the energy infrastructure around the world. Acorn companies are focused on three problems in the energy sector: improving the efficiency of the energy grid, reducing the risk for owners of large energy assets, and reducing the environmental impact of the energy sector. Acorn's strategy is to take primarily controlling positions in companies led by great entrepreneurs. For more information visit http://www.acornenergy.com.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that CoaLogix, DSIT, Coreworx, GridSense or US Sensor Systems Inc. or Acorn Energy, Inc. will continue to grow their respective businesses, execute the initiatives described above, meet the expectations described above  or the Company will achieve the expected consolidated revenue in 2010.  Factors which may cause results to differ from those forecasted include delays in (i) orders or production , (ii) contracts processing; (iii)  awards of expected contracts; and (iv) development and acceptance of products and services.  A complete discussion of the risks and uncertainties which may affect Acorn Energy's business generally and the businesses of its subsidiaries is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Investor Contact:
Paul Henning
Cameron Associates
(212) 245-8800
Paul@cameronassoc.com